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                                                                  Attachment 77C











                     MATTERS SUBMITTED TO VOTE OF CONTRACT OWNERS

An annual meeting of Contract Owners of the Fund was held on April 15, 1996. At the meeting, the individuals named below were elected as Members of the Board of Managers of the Fund and Ernst &Young LLP was ratified as the Fund's independent auditors for the ensuing fiscal year. The number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes, if applicable, as to each matter is set forth in the table below.

     Matter                                     Votes:
-------------------------         ------------------------------------

                                     For        Against        Abstain

Election of
Robert G. Spencer as
Member, Board of Managers          9,774          215             0

Election of
Dr. Robert C. Spencer as
Member, Board of Managers          9,774          215             0

Election of
James W. Voth as
Member, Board of Managers          9,662          327             0

Election of
Clifford L. Greenwalt as
Member, Board of Managers          9,774          215             0

Ratification of Selection
of Ernst & Young LLP as
independent auditors               9,777            -           212